Exhibit 99.1

Life Technologies
Historical Business Group Revenue Summary

(in millions)	Total Revenue 2010										% Growth (year over year) 2010					% Growth (year over year) excluding currency impacts 2010
(unaudited)	Q1		Q2		Q3		Q4		YTD		Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Research Consumables	$393		$402		$379		$402		$1,576		10%	10%	6%	5%	8%	7%	9%	5%	5%	6%
Genetic Analysis	$345		$341		$328		$361		$1,375		17%	7%	11%	11%	12%	12%	4%	10%	12%	9%
Applied Sciences	$148		$158		$158		$169		$633		12%	1%	9%	1%	5%	14%	5%	10%	2%	7%
** Corporate/Other	$(1)		$3		$2		$–		$4

Total GAAP Revenue	$885		$904		$867		$932		$3,588		14%	9%	8%	7%	9%	11%	7%	9%	7%	8%
(1) Adjustments	$(2	)(2)	$(2	)(2)	$(2	)(2)	$(1	)(2)	$(7	)(2)

Total Non-GAAP Revenue	$887		$906		$869		$933		$3,595		13%	8%	8%	7%	9%	10%	7%	7%	7%	8%

(in millions)	Total Revenue 2011										% Growth (year over year) 2011					% Growth (year over year) excluding currency impacts 2011
(unaudited)	Q1		Q2		Q3		Q4		YTD		Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Research Consumables	$404		$398		$395		$400		$1,597		3%	-1%	4%	0%	1%	4%	-2%	1%	-2%	0%
Genetic Analysis	$333		$375		$358		$391		$1,457		-3%	10%	9%	8%	6%	-2%	8%	6%	7%	5%
Applied Sciences	$156		$169		$174		$175		$674		5%	7%	10%	4%	6%	6%	5%	8%	3%	5%
** Corporate/Other	$3		$(1)		$1		$45		$48

Total GAAP Revenue	$896		$941		$928		$1,011		$3,776		1%	4%	7%	8%	5%	2%	3%	3%	8%	4%
(1) Adjustments	$(1	)(3)	$(4	)(3)	$(1	)(3)	$41	(3)	$35	(3)

Total Non-GAAP Revenue	$897		$945		$929		$970		$3,741		1%	4%	7%	4%	4%	2%	3%	4%	3%	3%

**	Corporate/Other includes revenue and adjustments which are not considered related to our ongoing business operations. Included in these figures are one time revenue items, revenue from businesses which are outside of our core platforms and adjustments related to purchase accounting.
(1)

The Company reports Non-GAAP results which excludes the certain impact of items that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs include the amortization of purchase accounting adjustments to deferred revenue, certain divesiture and discontinuation of product line charges and licensing settlement charges which management believes provides a supplemental comparison of the results of operations.

(2)

Add back fair value amortization of purchased deferred revenue of $2.1 million, $1.8 million, $1.6 million and $1.3 million for the three months ended March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010, respectively.

(3)

Adjust for royalty revenue recognized upon a historical and current licensing settlement of $38.8 million for the three months ended December 31, 2011. Add back fair value amortization of purchased deferred revenue of $0.9 million, $0.8 million, $0.6 million, and $0.5 million for the three months ended March 31, 2011, June 30, 2011, September 30, 2011, and December 31, 2011 respectively. Add back revenue related to returns of discontinued product of $2.8 million for the three months ended June 30, 2011. Adjust revenue related to credit usage on returns of a discontinued product of $0.1 million for the three months ended September 30, 2011 and $1.8 million for the three months ended December 31, 2011.